                           SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934
                               (Amendment No.   )

Check the appropriate box:
[_]  Preliminary Information Statement
[_]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14c-5(d)(2)
[X]  Definitive Information Statement

                                MHI GROUP, INC.
                                ---------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).
[X]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

   1)  Title of each class of securities to which transaction applies:
                    Common Stock, Par Value $0.40 per Share
                    ---------------------------------------
   2)  Aggregate number of securities to which transaction applies:
                                   7,344,064
                                   ---------

   3)  Per unit price or other underlying value of transaction computed pursuant
       to Exchange Act Rule 0-11    (Set forth the amount on which the filing
       fee is calculated and state how it was determined):

       Pursuant to the Agreement and Plan of Merger, dated as of August 9, 1995 (the "Merger Agreement"), among MHI Group, Inc., Loewen Group International, Inc. and SPRT Corp., the price per share of Common Stock, par value $0.40 per share (the "Shares"), is $10.25. Pursuant to Rule 0-11(c)(1), the filing fee of $15,055.33 was calculated as 1/50 of 1% of the cash payment required under the Merger Agreement, which is equal to the product of $10.25 per Share and 7,344,064 Shares outstanding as of August 9, 1995. Such number of outstanding Shares assumes the exercise or conversion of all existing options, rights and securities which were then exercisable or convertible into Shares.

   4)  Proposed maximum aggregate value of transaction:
                                  $75,276,656
                                  -----------

   5)  Total fee paid:
                                   $15,055.33
                                   ----------

[_] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:
                                   $15,155.33
                                   ----------

   2)  Form, Schedule or Registration Statement No.:
                        Schedule 14D-1 and Schedule 13D
                        -------------------------------

   3)  Filing Party:
                Loewen Group International, Inc. and SPRT Corp.
                -----------------------------------------------

   4)  Date Filed:
                                August 14, 1995
                                ---------------

                                MHI GROUP, INC.
                             3100 Capital Circle NE
                        Tallahassee, Florida 32308-3760



October 9, 1995

Dear Shareholders:

          On behalf of the Board of Directors of MHI Group, Inc., a Florida corporation (the "Company"), I am pleased to inform you that the cash tender offer commenced on August 14, 1995 by Loewen Group International, Inc., a Delaware corporation (the "Parent"), and SPRT Corp., a Florida corporation (the "Purchaser"), the Parent's wholly owned subsidiary, for all outstanding shares of the Company's common stock, par value $0.40 per Share (the "Shares") at a price of $10.25 net per Share in cash (the "Offer"), was consummated on September 19, 1995. A total of 5,894,920 Shares, representing approximately
94% of the total number of outstanding Shares, were validly tendered and not withdrawn prior to the expiration of the Offer, and such Shares were accepted by the Purchaser for payment. The Offer was conducted pursuant to the Agreement and Plan of Merger (the "Merger Agreement") among the Company, the Parent and the Purchaser, pursuant to which the Parent agreed to acquire the Company in a two-step transaction. The Parent is a wholly owned subsidiary of The Loewen Group Inc., a corporation organized under the laws of the province of British Columbia, Canada. The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions thereto, following successful completion of the Offer, the Purchaser will be merged with and into the Company, with the Company surviving the merger (the "Merger"). At the effective time of the Merger, each issued and outstanding Share (other than Shares held by the Parent, the Purchaser or the Company) will be converted into the right to receive $10.25 net per Share in cash, without interest (the "Merger Consideration").

          A letter of transmittal to enable you to send in your Shares and receive payment of the Merger Consideration is enclosed. To expedite receipt of this payment, you should fill out the enclosed letter of transmittal promptly and return it, together with your Share certificates, to the indicated address. Please follow the enclosed instructions for completing this form carefully.

          Your Board of Directors, by the unanimous vote of all of the Directors of the Company, approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of Shares. In reaching its conclusions, the Board of Directors gave careful consideration to a number of factors, which are described in the Information Statement filed by the Company with the Securities and Exchange Commission and enclosed with this letter. I urge you to read the enclosed materials carefully. The Board also engaged Commonwealth Associates as its financial advisor to evaluate the Offer and the Merger, and Commonwealth Associates has rendered to the Board its opinion, which is included as an exhibit to the Information Statement, that the cash consideration to be received by the holders of Shares is fair from a financial point of view to such shareholders as of the date of delivery of such opinion.

As the Purchaser has acquired a majority of the outstanding Shares, the Purchaser has sufficient voting power to approve the Merger, even if no other shareholder of the Company votes in favor of the Merger. ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO MEETING OF SHAREHOLDERS WILL BE HELD TO CONSIDER APPROVAL OF THE MERGER.

          TO RECEIVE PAYMENT AFTER THE MERGER OF $10.25 IN CASH (WITHOUT INTEREST) PER SHARE, HOLDERS OF SHARES MUST DELIVER CERTIFICATES EVIDENCING SUCH SHARES ALONG WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL, IN THE FORM BEING FURNISHED HEREWITH TO HOLDERS OF SHARES, TO THE PAYING AGENT AT THE ADDRESS SPECIFIED IN THE LETTER OF TRANSMITTAL.

The obligations of the Company and the Purchaser to consummate the Merger are subject to certain conditions. In the unlikely event that the Merger Agreement is terminated without the Merger being consummated, certificates delivered to the paying agent will be promptly returned.

                                 Sincerely,

                                 Clifford R. Hinkle
                                 President and Chief
                                 Executive Officer

                                MHI GROUP, INC.
                             3100 Capital Circle NE
                        Tallahassee, Florida 32308-3760

                        --------------------------------

                             INFORMATION STATEMENT

                        --------------------------------

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement is being furnished to the holders of outstanding shares of common stock, $.40 par value per share (the "Common Stock" or "Shares"), of MHI Group, Inc., a Florida corporation (the "Company"), as of September 22, 1995 (the "Record Date"), in connection with the proposed merger (the "Merger") of SPRT Corp., a Florida corporation (the "Purchaser") and a wholly owned subsidiary of Loewen Group International, Inc., a Delaware corporation (the "Parent"), with and into the Company pursuant to an Agreement and Plan of Merger, dated as of August 9, 1995 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. Pursuant to the Merger Agreement, the Purchaser commenced a cash tender offer on August 14, 1995 for all outstanding Shares at a price of $10.25 per Share, net to the Seller in cash (the "Offer"). The Offer expired at 12:00 midnight, New York City time, on Monday, September 18, 1995, at which time the Purchaser accepted for payment 5,894,920 Shares validly tendered pursuant to the Offer and not withdrawn, representing approximately 94% of the total number of outstanding Shares. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which at the effective time of the Merger (the "Effective Time") (a) the Company will continue as the surviving corporation and will become a wholly-owned subsidiary of the Parent, with the exception of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock of the Company (collectively, the "Preferred Shares") not owned by the Parent subsequent to the Merger and (b) each Share issued and outstanding (other than Shares held by the Parent, the Purchaser or the Company) will be converted into the right to receive $10.25 net per Share in cash, without interest.

     The date of this Information Statement is October 9, 1995. This Information Statement is being furnished by the Company and was first mailed on or about October 10, 1995 to holders of Shares as of the close of business on the Record Date.

     The Board of Directors of the Company (the "Board" or the "Board of Directors"), by the unanimous vote of all of the Directors of the Company, approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of Shares. Under the Florida Business Corporation Act (the "FBCA"), the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger. The Purchaser owns in the aggregate 5,894,920 Shares of Common Stock (excluding Shares that the Parent could have the right to acquire upon exercise of the Company Option and the MH Option (as hereinafter defined)), representing approximately 94% of the Shares outstanding as of the Record Date. Under the Merger Agreement, the Parent has agreed to vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it. As the Purchaser has acquired a majority of the outstanding Shares, the Purchaser has sufficient voting power to approve the Merger, without the vote of any other shareholder of the Company, and the Purchaser has executed and delivered to the Company a written consent dated October 6, 1995 approving of the Merger effective as of the twenty-first business day following the mailing of this Information Statement to the holders of Shares (or, if such day is not a day on which Articles of Merger may be filed with the Secretary of State of the State of Florida, the next such day). ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. NO MEETING OF SHAREHOLDERS WILL BE HELD TO CONSIDER APPROVAL OF THE MERGER.

     TO RECEIVE PAYMENT AFTER THE MERGER OF $10.25 IN CASH (WITHOUT INTEREST) PER SHARE, HOLDERS OF SHARES MUST DELIVER CERTIFICATES EVIDENCING SUCH
SHARES ALONG WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL, IN THE FORM BEING FURNISHED HEREWITH TO HOLDERS OF SHARES, TO THE PAYING AGENT AT THE ADDRESS SPECIFIED IN THE LETTER OF TRANSMITTAL. The obligations of the Company and the Purchaser to consummate the Merger are subject to certain conditions. In the unlikely event that the Merger Agreement is terminated without the merger being consummated, certificates delivered to the paying agent will be promptly returned.

     Although no action is required by the shareholders of the Company in connection with the proposed Merger, Section 14(c) of the Exchange Act requires the mailing to the holders of Shares of the information set forth in this Information Statement at least twenty business days prior to the date on which the written consent of the Purchaser is to be used to approve the proposed Merger. Accordingly, the Company expects that the Merger will be consummated on November 6, 1995 or as promptly as practicable thereafter, assuming that the conditions to the Merger set forth in the Merger Agreement have been satisfied. See "THE MERGER AGREEMENT - The Merger".

     SHAREHOLDERS WILL NOT HAVE DISSENTERS' RIGHTS UNDER THE FBCA AS A RESULT OF THE MERGER. THE PREFERRED SHARES WILL REMAIN OUTSTANDING FOLLOWING, AND WILL BE UNAFFECTED BY, THE MERGER.

     As of the Record Date, there were issued and outstanding 6,273,001 Shares, 24,757 shares of Series B Preferred Stock of the Company and 13,938 shares of Series C Preferred Stock of the Company. Holders of record of Shares at the close of business on the Record Date are entitled to one vote per Share held on all matters submitted to a vote of shareholders. The Preferred Shares have no voting or dividend rights whatsoever and are only entitled to receive a preferential payment of $20 in cash per Preferred Share in a liquidation of the Company. The Parent and the Purchaser have not made, and do not presently intend to make or to cause the Company to make in the future, any offer to purchase Preferred Shares. The Preferred Shares will remain outstanding following, and will be unaffected by, the Merger and will have no voting or appraisal rights in connection therewith. The Parent and the Purchaser do not intend to cause the Company to liquidate at any time in the foreseeable future. No market for the Preferred Shares exists. As a result of the consummation of the Offer and the Merger, the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. The termination of the registration of the Shares under the Exchange Act will substantially reduce the information required to be furnished by the Company to the Securities and Exchange Commission (the "Commission") and available to the holders of the Preferred Shares for review.

     The information contained in this Information Statement concerning the Parent and the Purchaser has been furnished to the Company by the Parent, and the Company assumes no responsibility for the accuracy or completeness of such information.

                             AVAILABLE INFORMATION

     The Company, prior to the deregistration of the Shares under the Exchange Act, is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements


                                     (ii)
and other information with the Commission.  The Tender Offer Statement on
Schedule 14D-1 and amendments thereto filed by the Purchaser and the Parent in connection with the Offer, the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company in connection with the Offer and the respective exhibits thereto, as well as such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, Incorporated (the "PSE"), 301 Pine Street, San Francisco, California 94104.

     The Shares are currently registered under the Exchange Act. Following the Merger, the Company will become the wholly owned subsidiary of the Parent (except for the Preferred Shares), and there will be no public trading of the Shares. Accordingly, registration of the Shares will be terminated upon application of the Company to the Commission when the Merger is consummated, and the Company will no longer be subject to the reporting requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference herein:

          (i) The Company's latest Annual Report on Form 10-K for the fiscal year of the Company ended April 30, 1995 (the "Annual Report");

          (ii) The Company's latest Quarterly Report on Form 10-Q for the fiscal quarter of the Company ended July 31, 1995 (the "Quarterly Report"); and

          (iii) The Company's Current Report on Form 8-K filed with the Commission on September 29, 1995 (the "Current Report").

     Copies of each of the Annual Report, the Quarterly Report and the Current Report are being delivered to the Company's holders of Shares together with this Information Statement. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Effective Date are hereby incorporated by reference herein and shall be deemed a part hereof from the date of the filing of such documents.

     The information relating to the Company contained herein does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

                                     (iii)

                               TABLE OF CONTENTS


INTRODUCTION..............................................................     1
     INFORMATION CONCERNING THE COMPANY...................................     2
     INFORMATION CONCERNING THE PARENT AND THE PURCHASER..................     2

THE MERGER................................................................     2
     BACKGROUND OF THE MERGER.............................................     2

RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER....................     4
     OPINION OF FINANCIAL ADVISOR.........................................     5
          General.........................................................     5
          Opinion of Commonwealth.........................................     5
          Summary of Presentation Materials to the Board..................     7
          Trading Comparables Valuation...................................     7
          Precedent Transactions Valuation................................     7
          Discounted Value of Future Stand-Alone EPS......................     7
          Stand-Alone Discounted Cash Flow................................     8
          Leveraged Buy-Out...............................................     8
          Leveraged Recapitalization / Stock Buyback......................     8
     INTEREST OF CERTAIN PERSONS IN THE MERGER............................    10
          Indemnification and Directors' and Officers' Insurance..........    10
          Stock Options...................................................    10
          Severance Benefit Arrangements; Incentive Options...............    11
          Warrant Option Agreement with MH Associates.....................    12
     STRUCTURE OF THE MERGER..............................................    12
     ACCOUNTING TREATMENT OF THE MERGER...................................    12
     FINANCING THE ACQUISITION............................................    13
     CERTAIN EFFECTS OF THE MERGER........................................    13
     CERTAIN FEDERAL TAX CONSEQUENCES OF THE MERGER.......................    13

THE MERGER AGREEMENT......................................................    14
          General.........................................................    14
          Board Representation............................................    14
          The Merger......................................................    14
          Conduct of Business Pending the Merger..........................    15
          Additional Agreements...........................................    15
          Amendment.......................................................    16
          Termination.....................................................    16
          Indemnification.................................................    17
          Fees and Expenses...............................................    17
          Warrants and Stock Options......................................    17
          Representations and Warranties..................................    18

CERTAIN OTHER AGREEMENTS..................................................    18
     THE COMPANY OPTION AGREEMENT.........................................    18
          The Company Option..............................................    18
          Exercise of the Company Option..................................    19



                                     (iv)


          Adjustments Upon Changes in Capitalization or
          Merger..........................................................    19
          Put Right of the Parent.........................................    20
          Right of First Refusal..........................................    21
          Registration Rights.............................................    21
     THE WARRANT OPTION AGREEMENT.........................................    21
          The Warrant Option..............................................    22
          Exercise of the Warrant Option..................................    22
          Warrant Option Purchase Price...................................    22
          Sale of MH Option by the Parent.................................    22
          Covenants of MH Associates......................................    22
          Exercise of MH Option...........................................    22
     THE EXCLUSIVITY AGREEMENT............................................    23
     THE CONFIDENTIALITY AGREEMENT........................................    23

REGULATORY AND OTHER APPROVALS............................................    24

SELECTED FINANCIAL DATA...................................................    24

ABSENCE OF DISSENTERS' RIGHTS.............................................    26

CERTAIN LITIGATION........................................................    26

MARKET PRICES OF AND DIVIDENDS ON COMMON STOCK............................    27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS...........................    27

EXHIBITS:

     EXHIBIT A      The Agreement and Plan of Merger dated as of August 9, 1995 among MHI Group, Inc., Loewen Group International, Inc. and
                    SPRT Corp.

     EXHIBIT B      Fairness Opinion of Commonwealth Associates

     EXHIBIT C      Stock Option Agreement, dated as of August 9, 1995, between
                    MHI Group, Inc. and Loewen Group International, Inc.

     EXHIBIT D      Warrant Option Agreement, dated as of August 9, 1995,
                    between Loewen Group International, Inc. and MH Associates.



                                      (v)

                                  INTRODUCTION

     This Information Statement is being furnished to the holders of outstanding Shares as of the Record Date in connection with the proposed
Merger of the Purchaser with and into the Company, pursuant to the Merger Agreement. Pursuant to the Merger Agreement, the Purchaser commenced the Offer on August 14, 1995. The Offer expired at 12:00 midnight, New York City time, on Monday, September 18, 1995, as of which time the Purchaser accepted for payment 5,894,920 Shares validly tendered pursuant to the Offer and not withdrawn, representing approximately 94% of the total number of outstanding Shares. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which at the Effective Time (a) the Company will continue as the surviving corporation and will become a wholly owned subsidiary of the Parent, with the exception of the outstanding Preferred Shares, and (b) each Share issued and outstanding (other than Shares held by the Parent, the Purchaser or the Company) will be converted into the right to receive $10.25 net per Share in cash, without interest.


     As the Purchaser has acquired a majority of the outstanding Shares, the Purchaser has sufficient voting power to approve the Merger, without the vote of any other shareholder of the Company, and the Purchaser has executed and delivered to the Company a written consent, dated October 6, 1995, approving of the Merger effective as of the twenty-first business day following the mailing of this Information Statement to the holders of Shares (or, if such day is not a day on which Articles of Merger may be filed with the Secretary of State of the State of Florida, the next such day). Accordingly, we are not asking you for a proxy and you are requested not to send us a proxy. No meeting of Shareholders will be held to consider approval of the Merger.

     TO RECEIVE PAYMENT AFTER THE MERGER OF $10.25 IN CASH (WITHOUT INTEREST) PER SHARE, HOLDERS OF SHARES MUST DELIVER CERTIFICATES EVIDENCING SUCH SHARES ALONG WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL, IN THE FORM BEING FURNISHED HEREWITH TO HOLDERS OF SHARES, TO THE PAYING AGENT AT THE ADDRESS SPECIFIED IN THE LETTER OF TRANSMITTAL. The obligations of the Company and the Purchaser to consummate the Merger are subject to certain conditions. In the unlikely event that the Merger Agreement is terminated without the Merger being consummated, certificates delivered to the Paying Agent will be promptly returned.

     Although no action is required by the shareholders of the Company in connection with the proposed Merger, Section 14(c) of the Exchange Act requires the mailing to holders of Shares of the information set forth in this Information Statement at least twenty business days prior to the date on which the written consent of the Purchaser is to be used to approve the proposed Merger. Accordingly, the Company expects that the Merger will be consummated on November 6, 1995 or as promptly as practicable thereafter, assuming that the conditions to the Merger set forth in the Merger Agreement have been satisfied. See "THE MERGER AGREEMENT - The Merger".

     SHAREHOLDERS WILL NOT HAVE THE DISSENTERS' RIGHTS UNDER THE FBCA AS A RESULT OF THE MERGER. THE PREFERRED SHARES WILL REMAIN OUTSTANDING FOLLOWING, AND WILL BE UNAFFECTED, BY THE MERGER.

     As of the Record Date, there were issued and outstanding 6,273,001 Shares, 24,757 shares of Series B Preferred Stock of the Company and 13,938 shares of Series C Preferred Stock of the Company. Holders of record of Shares at the close of business on the Record Date are entitled to one vote per Share held on all matters submitted to a vote of shareholders. The Preferred Shares have no voting or dividend rights whatsoever and are only entitled to receive a preferential payment of $20 in cash per Preferred Share in a liquidation of the Company. The Parent and the Purchaser have not made, and do not presently intend to make or cause to be made in the future, any offer to purchase Preferred Shares. The Preferred Shares will remain outstanding following, and will be unaffected by, the Merger and will have no voting or appraisal rights in connection therewith. The Parent and the Purchaser do not intend to cause the company to liquidate at any time in the foreseeable future. No market for the Preferred Shares exists. As a result of the consummation of the Offer and the Merger, the registration of the Shares under the Exchange Act will be terminated. The termination of the registration of the Shares under the Exchange Act will substantially reduce the information required to be furnished by the Company to the commission and available to the holders of Preferred Shares for review.

INFORMATION CONCERNING THE COMPANY

     The Company is a Florida corporation with its principal executive offices located at 3100 Capital Circle, NE, Tallahassee, Florida 32308 and the telephone number of such offices being (904) 385-8883.

     The Company is a provider of comprehensive deathcare products and services and derives revenues primarily from the pre-need sale and at-need delivery of funeral services and cemetery products and services.

INFORMATION CONCERNING THE PARENT AND THE PURCHASER

     The Purchaser, a Florida corporation and wholly owned subsidiary of the Parent, was organized to acquire the Company and has not conducted any unrelated activities since its organization on August 8, 1995. The Purchaser is a wholly owned subsidiary of the Parent, a Delaware corporation, which, in turn, is an indirect wholly owned subsidiary of The Loewen Group Inc., a corporation organized under the laws of the province of British Columbia, Canada ("Loewen").

     The Parent serves as the holding company for all United States assets and operations of Loewen. According to Loewen's Annual Report on Form 10-K for its fiscal year ended December 31, 1994, Loewen is the largest funeral service corporation in Canada and the second largest in North America. Loewen operated 764 funeral homes and 172 cemeteries located throughout the United States and Canada as of September 18, 1995, with approximately 90% of its 1994 consolidated revenues derived from locations in the United States. Loewen is not a party to the Merger Agreement and has no obligations thereunder.

     The principal executive offices of the Parent and the Purchaser are located at 50 East RiverCenter Blvd., Suite 800, Covington, Kentucky 41011, and the telephone number of such offices is (606) 655-7115. The principal executive offices of Loewen are located at 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8.

                                   THE MERGER

BACKGROUND OF THE MERGER

     Following the death of the Company's then Chairman and Chief Executive Officer, Fred O. Drake, Jr. in May, 1994, the Company's Board of Directors examined a number of strategic alternatives, and in this regard investigated the possibility of a strategic alliance with, or the sale of the Company to, one of the larger companies in the deathcare industry. During this period, the Company had discussions and meetings from time to time with Loewen, Industry Participant No. 1, Industry Participant No. 2 and Industry Participant No. 3. The Company entered into confidentiality agreements with each of these parties providing for access to, and confidential treatment of, certain Company information, and restricting such parties' right to purchase Shares without the Company's consent. On March 9, 1995, the Company entered into a Confidentiality Agreement with the Parent (the "Confidentiality Agreement") pursuant to which the Parent agreed to retain the confidentiality of all confidential information obtained from the Company relating to the Company (except if such information is a matter of public record or if it is lawfully obtained from third parties) including, but not limited to, confidential information obtained through conversations with Company personnel or agents of the Company or the review of documents, files, operations or statements of the Company provided by the Company, and, except as provided in the Confidentiality Agreement, the Parent further agreed not to disclose or disseminate to or discuss with any other person or entity such confidential information. See "CERTAIN OTHER AGREEMENTS -The Confidentiality Agreement".

     Beginning in the fall of 1994, the Board of Directors requested Laidlaw Holdings, Inc. the Company's financial advisor at such time ("Laidlaw"), to counsel it on how best to maximize shareholder value and to assist it in the implementation of a plan of action. From October 1994 into March 1995, the Company pursued a possible investment by Industry Participant No. 1 that would have involved a cash investment in return for a substantial interest in the Company, and also engaged in preliminary discussions with Industry Participant No. 2. Both of these negotiations ended without any definitive agreements. Subsequently, Industry Participant No. 1 and Industry Participant No. 2 have both been acquired by third parties.

     In the spring of 1995, both Loewen and Industry Participant No. 3 independently expressed an interest in discussing a transaction with the Company. Without indicating any intention to approve a transaction, but in order to establish the potential price parameters of a transaction, the Company arranged for representatives of each of Loewen and Industry Participant No. 3 to conduct one day of due diligence. Based on such due diligence, but without any obligation, Loewen and Industry Participant No. 3 were each invited to indicate the price per Share of the Company that it might offer, if it were so invited to bid by the Board. At the end of March 1995, Loewen indicated a range of $7.25 to $7.75 per Share and the other party indicated a price of $7 per Share. At a meeting on March 31, 1995, the Company's Board rejected these indications. At the same meeting, Clifford R. Hinkle, a member of the Board of Directors, was appointed President and Chief Executive Officer of the Company. Mr. Hinkle proceeded to implement a review of the Company's operations and pricing policies.

     In June of 1995, at the request of Loewen, two of the Company's senior executives met in Vancouver with the chairman and CEO of Loewen, other senior executives of Loewen and Loewen's financial advisor to discuss the possibility of a transaction between the Company and Loewen. At this meeting Mr. Hinkle advised Loewen that he and the Company's management team were still engaged in a strategic examination of the Company and its options but that, if appropriate and subject to (a) the completion of that review and (b) discussions with other members of the Board regarding internal operations of the Company in order to obtain a consensus concerning the Company's future strategic direction, he would be willing, in principle, to proceed with discussions beginning sometime in July.

     On July 19, the Company's new financial advisor, Commonwealth Associates ("Commonwealth"), met with representatives of Loewen and its financial advisors at its offices in New York and presented them with certain financial information about the Company. As a result of this meeting, on July 24, 1995 the Company and Loewen entered into a letter agreement (the "Exclusivity Agreement") pursuant to which the Company agreed to work exclusively with Loewen from the date of such letter through the close of business, eastern daylight time, on Tuesday, August 15, 1995 (the "Exclusivity Period") with respect to a business combination transaction between the parties, subject to the terms and conditions set forth therein. During the Exclusivity Period, the Company and its subsidiaries agreed not to, directly or indirectly, through any officer, director, agent, financial advisor or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a portion of the assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, or participate in any negotiations regarding, or furnish to any other person any information (except for information which had been previously publicly disseminated by the Company in the ordinary course of business), subject to the fiduciary obligations of the Company's Board of Directors as advised by counsel in respect of proposals received other than as a result of a failure to comply with the terms of the Exclusivity Agreement. The Company agreed to promptly notify Loewen if any such proposal or offer was made. See "CERTAIN OTHER AGREEMENTS - The Exclusivity Agreement".

     From July 24 to August 7, officers and employees of Loewen, as well as Loewen's professional advisors, conducted a due diligence examination of the Company, exchanged drafts of the Merger Agreement and negotiated its non-financial terms, and Loewen delivered to the Company a draft of a Company Option Agreement, summarized below in "CERTAIN OTHER AGREEMENTS - The Company Option Agreement". During this period, the Company's Board of Directors was kept informed of the progress of discussions, and reviewed the draft Merger Agreement.

     On August 7, Commonwealth met representatives of Loewen and its financial advisors, to try to reach agreement on price per Share. At the end of their discussions, the valuation was deadlocked in a range of $9.75-$10.25 per Share, and the amount of the break-up fee and the Company Option (described below), if any, had not been agreed.

     On August 8, Mr. Loewen and Mr. Hinkle met in New York and, after lengthy discussions, agreed upon a price per Share of $10.25 per Share (the "Per Share Amount") and the terms of the Company Option (described below) and the break-up fee and expense reimbursement provisions of the Merger Agreement. In addition, the respective advisors of Loewen and MH Associates, a New York general partnership of which George A. Kellner, formerly a member of the Company's Board of Directors, is a partner ("MH Associates"), commenced discussions regarding a possible acquisition by Loewen of certain options to purchase Shares held by MH Associates, and discussed the terms of a draft of the Warrant Option Agreement (as hereinafter defined), summarized below in "INTEREST OF CERTAIN PERSONS IN THE MERGER--Warrant Option Agreement with MH Associates" and "CERTAIN OTHER AGREEMENTS--The Warrant Option Agreement."

     In the early morning of August 9, the Company's Board met in Tallahassee to consider and vote upon the Offer and the Merger. At that meeting, counsel to the Company advised the Board as to its fiduciary duties and summarized the terms of the proposed Merger Agreement. Commonwealth made a presentation and rendered its opinion that the cash consideration to be received by the holders of Shares of the Company is fair, from a financial point of view, to such shareholders as of such date. By a unanimous vote of all Directors of the Company (including the immediately subsequent assent of one board member absent from the meeting at the time of the vote), the Board of Directors approved the Offer and the Merger, the Merger Agreement and the Company Option, determined that the Offer and the Merger are fair to and in the best interests of holders of Shares, and recommended that the holders of Shares accept the Offer and tender their Shares to the Purchaser pursuant to the Offer, and approve and adopt the Merger Agreement. Following a delayed opening of trading on the NYSE pending an announcement, first the Warrant Option Agreement, then the Merger Agreement and the Company Option Agreement, were executed and delivered, and the transaction was publicly announced.

     Pursuant to the terms of the Merger Agreement, on August 14, 1995, the Purchaser commenced the Offer. The Offer expired on September 18, 1995, at 12:00 midnight, New York City time. Pursuant to the Offer, the Purchaser accepted for payment and purchased 5,894,920 Shares at a price of $10.25 per Share in cash. As a result of these purchases, the Purchaser owns of record approximately 94% of the outstanding Shares.

     Promptly following the acceptance for payment by the Purchaser of Shares pursuant to the Offer, pursuant to the Merger Agreement, five designees of the Parent -- Raymond L. Loewen, Timothy R. Hogenkamp, A.M. Bruce Watson, Lawrence Miller and William R. Shane -- were appointed to the Company's Board, whereupon
W. Fred Lindsey, M.D., Clifford R. Hinkle, W. Dexter Douglass, George A. Kellner and Carl R. Pennington, Jr. resigned from the Company's Board.

RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

     In reaching its conclusion to approve the Merger Agreement and recommend that holders of Shares accept the Offer, the Company's Board of Directors considered a number of factors, including, without limitation, the following:

               (1) The business, financial condition, results of operations and competitive position of the Company, on both a historical and a prospective basis, as well as the current industry, economic and market conditions and the Company's current operating strategies. In particular, the Board noted that the Company had been hindered in its strategy of growth through acquisitions by its relatively small size and high cost of capital, as compared with the more successful acquisition programs of competitors for desirable properties which are substantially larger and better capitalized than the Company.

               (2) Historical trading prices and recent trading patterns of the Shares. The Board noted that the Per Share Amount constituted a substantial premium to current and to most historical market prices for the Shares, and noted that only under optimistic assumptions as to growth, improvements in operations, and conditions in the deathcare industry and financial markets were the Shares likely to trade at higher levels than the Per Share Amount in the foreseeable future.

               (3) The opinion of Commonwealth (the "Fairness Opinion") that, on the basis of its review and analysis and subject to the limitations set forth in its written opinion addressed to the Board of Directors, the $10.25 per Share cash consideration to be received by the holders of Shares of the Company pursuant to the Offer or the Merger, as the case may be, is fair, from a financial point of view, to such shareholders.

               (4) The terms and conditions of the Offer and Merger, as reviewed by and discussed with the Company's management and legal counsel. The Board gave consideration to the size of the break-up fee and the terms of the Company Option, noting that the Parent would be obligated to return to the Company any profits in excess of $1.00 per Share realized upon exercise thereof, and resale of the Shares so purchased. After discussion, the Board concluded that these terms, while necessary to induce the Parent to enter into the Merger Agreement, were not, in the aggregate, such as to preclude the possibility of a competing bid for the Company from a third party.

               (5) The Board's belief that the Offer and the Merger represent the best alternative available to the Company and its shareholders under present circumstances, based on presentations from the management of the Company and the consideration of all other relevant factors. In this regard, the Board considered the Company's extensive recent history of discussions with third parties regarding the possibility of an acquisition or other strategic transaction.

     The Board of Directors did not assign relative weights to the foregoing factors or determine that any factor was of more importance than other factors. Rather, the Board of Directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it.

OPINION OF FINANCIAL ADVISOR

     General. Commonwealth delivered its Fairness Opinion to the Board that, on the basis of its review and analysis and subject to the limitations set forth therein, the $10.25 per Share cash consideration to be received by the holders of Shares of the Company pursuant to the Offer or the Merger, as the case may be, is fair, from a financial point of view, to such shareholders.

     A copy of the written Fairness Opinion of Commonwealth, setting forth the assumptions made, factors considered and scope of the review undertaken by Commonwealth Associates is attached hereto as Exhibit B and incorporated herein by reference. The summary of the Fairness Opinion set forth below is qualified in its entirety by reference to the full text of the Fairness Opinion.

  Opinion of Commonwealth. Commonwealth was retained by the Company in June 1995 to act as its financial advisor in connection with the Offer and the Merger. Following the expiration of the Company's contract with Laidlaw in May 1995, the Company solicited indications of interest from prospective financial advisors, including Laidlaw. Commonwealth was selected from the prospective financial advisors by the Company based on Commonwealth's experience and expertise and the familiarity of one of its managing directors (who was employed by Laidlaw prior to May 1995) with the Company and its business. Commonwealth is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  In connection with Commonwealth's engagement, the Company requested that Commonwealth evaluate the fairness, from a financial point of view, of the cash consideration to be received by holders of the Shares in the Offer and the Merger. At a meeting of the Company's Board of Directors held on August 9, 1995, Commonwealth presented certain materials containing a range of values for the Shares using several different analyses and methodologies (the "Commonwealth Materials"). The Commonwealth Materials are summarized below. At this same meeting, Commonwealth rendered an oral opinion (subsequently confirmed in writing as of such date) to the effect that, as of such date, the consideration to be received by holders of the Shares in the Offer or the Merger, as the case may be, was fair to such holders from a financial point of view.

  In preparing the Commonwealth Materials and arriving at the opinion discussed below, Commonwealth reviewed certain publicly available information relating to the business, financial condition and operations of the Company, and certain financial and other information, including financial forecasts, furnished to Commonwealth by the Company that is not publicly available. Commonwealth met with senior officers of the Company to discuss the operations, financial condition, history and prospects of the Company's business.

  In conducting its analysis, Commonwealth considered the terms of the Merger Agreement; stock price data, the historical and current financial position and the historical and projected cash flows and results of operations of the Company; historical financial information and stock price data with respect to certain public companies with operations which Commonwealth considered comparable to those of the Company; and prices paid in certain other business combinations involving companies with operations that Commonwealth considered comparable to those of the Company. In addition, Commonwealth conducted such other analyses and examinations as Commonwealth deemed necessary in arriving at its opinion. Commonwealth did not approach third parties to solicit indications of interest in acquiring the Company.

  Based on the foregoing, Commonwealth delivered its oral opinion to the Board of Directors of the Company on August 9, 1995, and following a review of the Merger Agreement and related documents, delivered its written Fairness Opinion dated August 9, 1995 to the Board of Directors of the Company, that, as of such date, the cash consideration to be received by the holders of the Shares pursuant to the Offer or the Merger, as the case may be, is fair to such holders from a financial point of view.

  In the course of its investigation, Commonwealth relied upon, and assumed the accuracy and completeness of, publicly available information and the financial and other information provided by the Company, but Commonwealth did not assume any responsibility for independent verification of any of the foregoing information. With respect to financial forecasts, Commonwealth relied upon the Company's assurances that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. Commonwealth expressed no view as to such financial forecasts or the assumptions on which they were based. In addition, Commonwealth did not make an independent evaluation or appraisal of the assets of the Company, nor was Commonwealth furnished with any such evaluation or appraisals. Commonwealth's written opinion to the Board of Directors was based on facts and circumstances existing and disclosed to Commonwealth as of the date of such opinion. Although Commonwealth evaluated the fairness of the cash consideration to be received by the holders of Shares in the Offer and the Merger from a financial point of view, the specific consideration payable in the Offer and the Merger was determined by the Purchaser and the Company through arm's length negotiation.

  Summary of Presentation Materials to the Board. At the meeting of the Board of Directors of the Company on August 9, 1995, and prior to delivering its written Fairness Opinion that the cash consideration to be received by stockholders is fair, from a financial point of view, to such holders, Commonwealth reviewed certain information with the Board and discussed the Commonwealth Materials.

  Commonwealth noted that in reviewing valuations of the Shares, it utilized the operating projections outlined in the Company's new Business Plan, and Commonwealth presented a comparison of such projections to the Company's past performance. Commonwealth also presented a history of the Share price performance since 1990. In performing the analyses described below, the Company's 1995 operating results were adjusted to eliminate the effects of certain non-recurring income and charges.

  Trading Comparables Valuation. Commonwealth first reviewed the multiples of earnings at which the shares of the following comparable public companies trade:
Service Corporation International, The Loewen Group, Inc., Stewart Enterprises, Inc. and Equity Corporation International. Based on the trading multiples of operating results for the trailing twelve months of such companies, Commonwealth applied benchmark multiples of 9.9x-10.9x to the Company's 1995 earnings before interest, taxes, depreciation and amortization ("EBITDA") and 12.3x-13.6x to the Company's 1995 earnings before interest and taxes ("EBIT") to arrive at a range of implied per Share values for the Shares of $8.42-$9.31 and $8.20-$9.06, respectively. Commonwealth also applied benchmark multiples for the same comparable companies of 1995 earnings per Share and estimated 1996 earnings per Share of 26.6x-29.4x and 21.3x-23.5x, respectively, to arrive at a range of implied per Share values of $8.98-$9.93 and $10.94-$12.09, respectively.

  Precedent Transactions Valuation. Commonwealth next reviewed the multiples of earnings paid by acquirors in recent transactions in the deathcare industry, but noted that such comparisons had to be qualified by certain factors. Noting that there had not been an acquisition of a publicly-traded independent American deathcare company since 1992, Commonwealth examined recent private and international transactions to the extent that public information in regard thereto was available. In the current proposed acquisition by Service Corporation International ("SCI") of the publicly owned portion (approximately 31%) of its publicly-traded subsidiary, SCI-Canada, SCI's control position coupled with the Canadian tax considerations for the transaction bears little comparability to the MHI/Loewen transaction. The proposed SCI transaction with the French company Pompes Funebres Generales S.A. ("PFG") involved an auction process and may not be considered to be comparable because of the different business dynamics of PFG's markets and the strategic international nature of the acquisition. The Loewen Group Inc.'s acquisition of Osiris Holdings, Inc. in March of 1995 demonstrated that a substantial premium could be paid for a company that (i) has strong market presence in markets uncommon to the acquiror, and (ii) brought new management capable of leading and enhancing all of Loewen's cemetery operations. With the foregoing qualifications, based on such acquisitions in the death care industry, Commonwealth presented a range of implied per Share values of (i) $7.06-$17.56 based on multiples of EBITDA of 8.7x-21.5x, (ii) $8.45-$15.85 based on multiples of EBIT of 13.3x-24.8x, and
(iii) $6.79-$18.10 based on multiples of net income of 21.1x-55.9x. These were calculated by applying the benchmark multiples to the Company's 1995 operating results.

  Discounted Value of Future Stand-Alone EPS. The projections of earnings per Share in the Business Plan were $0.51 in 1996, $0.65 in 1997, $0.78 in 1998, $0.91 in 1999 and $1.07 in 2000. Based on these projections, Commonwealth presented a matrix of per Share values calculated by discounting potential future Share prices of the Company. These were estimated assuming a range of future price/earnings multiples of 17.5x-25.0x and discount rates of 12%-20%. Based on the projected earnings per Share for 2000, this analysis indicated a low per

Share value of $7.55, assuming the lowest multiple and highest discount rate, and a high per Share value of $15.24, assuming the highest multiple and lowest discount rate.

  Stand-Alone Discounted Cash Flow. Commonwealth also presented a matrix of the stand-alone discounted cash flow valuations of the Company assuming the projections in the Business Plan referred to above. Based on a capital asset pricing model ("CAPM") analysis, Commonwealth utilized a range of 10.5%-13.5% for the Company's weighted average cost of capital. Commonwealth estimated a value at the end of five years for the Company of 6.0x-9.0x (the "exit multiple") projected 2000 EBITDA. This analysis produced a low valuation of $8.08 per Share, assuming an exit multiple of EBITDA of 6.0x and a weighted average cost of capital of 13.5%, and a high valuation of $13.11 per Share, assuming an exit multiple of 9.0x and a weighted average cost of capital of 10.5%.

  Leveraged Buy-Out. Commonwealth also presented an analysis of the values which might be realized in a leveraged buy-out of the Company. Commonwealth noted, however, that given current market conditions, the financeability of a leveraged buy-out at any meaningful premium to the current stock price would be uncertain. Commonwealth estimated that the upper end of likely per Share values in a leveraged buy-out was $9.25. Commonwealth further noted that, assuming equity investors would have target returns of approximately 25% per annum, achieving this value would require prospective equity investors to unconditionally accept the projections prepared by the Company in its new Business Plan and, based on such projections, its ability to successfully conclude an initial public offering predicated on its projected fiscal year 2000 results of operations, at a price/earnings multiple of not less than 18.5x pro forma net income. If equity investors were willing to fund a leveraged buy-out based upon the Business Plan and management's estimate of potential annual cost savings of $500,000 and no decrease in annual capital expenditures, then the implied leveraged buy-out value could be increased to approximately $9.75 per Share. Commonwealth noted, however, that the ability to obtain the required level of debt financing for such a transaction under these assumptions was highly uncertain.

  Leveraged Recapitalization / Stock Buyback. Commonwealth also analyzed the potential values that might be realized in connection with a leveraged recapitalization of the Company. Based upon the Business Plan, Commonwealth estimated that the Company might secure lending to buy back 2 million Shares at $9.00 per Share in a self tender. Commonwealth then presented a range of values assuming the remaining equity (with the increased leverage) traded at future price/earnings multiples of 17.5x-25.0x and discounted the resulting per Share values by rates of 12%-16%. Based on the foregoing, for pro forma 1996 the total present value to holders of Shares would range from $6.79 per Share, assuming the lowest multiple and highest discount rate, to $10.04 per Share, assuming the highest multiple and the lowest discount rate. For pro forma 1997, these values could increase to $7.80 per Share and $11.96 per Share, respectively, without assuming any annual cost savings or decreases in annual capital expenditures over and above that which had been included in the Company's Business Plan. Commonwealth noted, however, that the ability to obtain the required level of debt financing for such a transaction under these assumptions was highly uncertain.

  The Fairness Opinion of Commonwealth should be read in its entirety. The summary of the financial and comparative analyses set forth above contains a summary of all material analyses employed by Commonwealth in reaching such opinion, but does not purport to be a complete description of Commonwealth's presentation to the Board on either August 9 or the analyses conducted by Commonwealth. Furthermore, the range of values presented in such analyses were not intended in any specific instance to represent definitive conclusions of the value of the Company. Commonwealth believes that its analyses and the summary thereof set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all the factors or analyses, could create an incomplete and/or misleading view of the process underlying its Fairness Opinion. In addition, Commonwealth may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuation resulting from any particular analysis described above should not be taken to be Commonwealth's view of the actual value of the Company. In performing its analyses, Commonwealth made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any value contained in the analyses performed by Commonwealth is not necessarily indicative of the actual values or actual future results, which may be significantly more or less favorable than as set forth therein. Analyses relating to the value of the business or Shares do not purport to be appraisals or to reflect the prices at which such business or Shares may be sold. Accordingly, such analyses and valuations are inherently subject to substantial uncertainty. No public company utilized as a comparison is identical to the Company, and none of the precedent transactions utilized as a comparison is identical to the Offer and the Merger. Accordingly, an analysis of publicly traded comparable companies and precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or the companies involved in precedent transactions and other factors that could affect the public trading value of the comparable companies or company or transaction to which they are being compared.

  Commonwealth was engaged by the Company as its exclusive agent in connection with a possible sale of the Company to a third party or a prospective strategic investment in the Company by a third party introduced by Commonwealth pursuant to a letter agreement dated June 21, 1995 (the "Commonwealth Agreement"). Other than with respect to its services under the Commonwealth Agreement, Commonwealth has not provided investment banking services to the Company in the past three years. See "CERTAIN LITIGATION", below.

  As compensation for Commonwealth's services as financial advisor to the Company, Commonwealth has been paid to date fees totaling $150,000, including $100,000 upon and in consideration of the delivery of the Fairness Opinion, and is entitled to receive, pursuant to the Commonwealth Agreement, a fee equal to 1% of the total consideration received by the Company and/or its shareholders, less $50,000, as a result of the successful completion of the Offer. The Company has also agreed to indemnify

Commonwealth against certain liabilities, including liabilities arising under the federal securities laws. See "CERTAIN LITIGATION", below.

INTEREST OF CERTAIN PERSONS IN THE MERGER

  Certain existing and former members of the Company's management and Board (as well as other employees of the Company) have certain interests that are described below that may present them with actual or potential conflicts of interest in connection with the Merger.

  Indemnification and Directors' and Officers' Insurance. Pursuant to the Merger Agreement, to the extent provided in the FBCA and in the Company's Amended and Restated Articles of Incorporation and By-Laws in effect on the date the Merger Agreement was entered into, the Company has agreed to indemnify and hold harmless, and the Parent and the Surviving Corporation (as hereinafter defined) has agreed to indemnify and hold harmless, after the Effective Time, each director and officer of the Company or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated by the Merger Agreement, including without limitation liabilities arising under the Securities Act of 1933 (the "Securities Act") or the Exchange Act in connection with the Offer, the Merger or any financing. The Merger Agreement provides that the Surviving Corporation shall, for a period of four years following the Effective Time, use its reasonable efforts either (a) to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") covering those persons covered thereby on the date of the Merger Agreement in full force and effect without reduction of coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"); provided, further, that if the annual premium of the D&O Insurance exceeds 200% of the Current Premium, the Surviving Corporation will use its reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such four-year period, the Surviving Corporation will use its reasonable efforts to obtain as much coverage as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 200% of the Current Premium; and, provided, further, that the Surviving Corporation may substitute for the D&O Insurance policies with the same coverage containing terms and conditions which are no less advantageous and, provided, that such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (b) to cause the Parent's officers' and directors' liability insurance policy then in effect to cover those persons who were covered on the date of the Merger Agreement by the D&O Insurance. Pursuant to the Merger Agreement, the Parent shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Amended and Restated Articles of Incorporation and By-Laws of the Company for a period of not less than four years following the Effective Time. The Merger Agreement provides that neither the Company nor the Surviving Corporation shall have any obligation to indemnify any person against any cost, expense, judgment, fine, loss, claim, damage, liability or settlement amount found to have resulted solely from such person's own gross negligence or willful misconduct. See "THE MERGER AGREEMENT - Indemnification".

  Stock Options. Pursuant to the Merger Agreement, prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, a Committee thereof) has agreed to adopt such resolutions and approve such amendments, if any, as are necessary to provide for the cancellation of all stock options (the "Options") to purchase Shares granted pursuant to the Company's 1989 Stock Option Plan, as amended (the "1989 Stock Option Plan"), effective as of immediately prior to the Effective Time. Pursuant to the 1989 Stock Option Plan and in accordance with such resolutions and amendments, immediately prior to the Effective Time, each Option which is not then exercisable or vested will become fully exercisable and vested, and each such Option and all other Options will be cancelled, effective as of immediately prior to the Effective Time, in exchange for a payment by the Company or the Surviving Corporation of an amount, payable within ten business days after the Effective Time, equal to the product of (a) the total number of Shares subject to such Option and (b) the excess, if any, of the price per Share to be paid in the Merger over the exercise price per Share subject to such Option, subject to any required withholding of taxes. Pursuant to the Merger Agreement, as of the Effective Time, the Company has agreed to terminate the 1989 Stock Option Plan. See "THE MERGER AGREEMENT - Warrants and Stock Options".

  Severance Benefit Arrangements; Incentive Options. On March 13, 1995, the Board of Directors approved a Severance Benefits Plan for the President and Chief Executive Officer, Vice President and Chief Operating Officer, Vice President, Chief Financial Officer and Corporate Secretary, and Vice President and Treasurer of the Company (the "Severance Recipients"). The severance benefits agreements, as amended as of August 14, 1995 (the "Severance Benefits Agreements"), entered into between the Severance Recipients and the Company pursuant to the Severance Benefits Plan provide for a severance benefit payment of a specified amount not in excess of the Severance Recipient's annual base salary plus any bonus that has already been earned and accrued by the Company in the event the Severance Recipient is terminated by the Company without Cause (as defined in the Severance Benefits Agreements) or if the Severance Recipient terminates employment with the Company for Good Reason (as defined in the Severance Benefits Agreements) following a Change of Control, subject to a reduction in the amount of severance benefit payments pursuant to the Severance Benefits Agreements to the extent that such payments, when aggregated with any other payments deemed to be "parachute payments", within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), would be deemed to be "excess parachute payments", within the meaning of Section 280G. "Change of Control" is defined as the first to occur of any of the following:
(i) any consolidation or merger of the Company in which the Company is not the surviving entity, or pursuant to which Shares would be converted into cash, securities or other property, or any sale, exchange or other transfer of all or substantially all of the Company's assets, or the liquidation of the Company,
(ii) the acquisition by any entity of a majority of the outstanding voting securities of the Company, or (iii) during any consecutive twenty-four month period, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority thereof, unless approved by the members of the Board of Directors at the beginning of such period or their successors elected by such Board members. These Agreements have no set termination date.

  Ogier Mathewes, Vice President, Chief Financial Officer and Secretary of the Company, and Jane Harris, Vice President and Treasurer, have entered into noncompetition agreements with the Company providing that, for a period of one year after the occurrence of a Termination Date (as defined in the Severance Benefits Agreements), they shall not, directly or indirectly, operate, manage, own or participate in, or in any manner be affiliated with, any business or venture that engages in competition with the Company or any of its affiliates, successors and assigns, in any line of business engaged in by the Company as of the Termination Date and providing for cash payments of $121,000 and $49,000, respectively, after termination of employment with the Company.

  On June 19, 1995 the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Compensation Committee") granted, as part of their longstanding stock-based compensation policy, based on 1995 fiscal year performance, pursuant to the Company's 1989 Stock Option Plan, stock options to David McLaurin, Douglas Kinzer, Ogier Mathewes, Jane Harris and David Hulse representing 16,666, 16,666, 16,666, 8,274 and 8,274 Shares of Common Stock, respectively. These stock options were 100% exercisable as of the date of grant and have an exercise price of $7.98 per Share.

  On July 25, 1995, the Company adopted the 1995 Stock Appreciation Rights Plan (the "SAR Plan") and authorized certain long-term incentive option awards (the "Incentive Options") under the 1989 Stock Option Plan. The SAR Plan is administered by the Compensation Committee and allows for the discretionary grant of stock appreciation rights ("SARs") to officers of the Company chosen by the Compensation Committee to receive grants.

The SAR Plan provides that SARs granted pursuant to the SAR Plan cannot be transferred by recipients except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act.

  On July 25, 1995, the Compensation Committee granted SARs pursuant to the SAR Plan to Clifford Hinkle, Ogier Mathewes, Douglas Kinzer and Jane Harris for 100,000, 100,000, 65,000, and 50,000 Shares, respectively, with an exercise price of $7.20 per Share. The SARs expire on January 25, 1996.

  All of the SARs vested immediately upon a "Change-in-Control" of the Company. A "Change-in-Control" will be deemed to occur in the event that any "person" (as that term is used in Sections 13 and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act) directly or indirectly, of a majority of the voting stock of the Company. Upon the consummation of the Offer by the Purchaser on September 19, 1995, the SARs vested and were fully paid. All of the SARs were granted with the proviso that the amounts payable pursuant to the exercise of the SARs would be reduced to the extent that such amounts, when aggregated with any other payments deemed to be "parachute payments," within the meaning of Section 280G of the Code (other than payments with respect the Severance Benefits Agreements) would be deemed "excess parachute payments", within the meaning of Section 280G of the Code. At a meeting held on August 14, 1995, the Compensation Committee, among other things, determined not to issue any Incentive Options in light of the pending Merger.

  Warrant Option Agreement with MH Associates. In connection with the Merger Agreement, the Parent and MH Associates entered into a Warrant Option
Agreement, dated as of August 9, 1995 (the "Warrant Option Agreement"). A summary of the Warrant Option Agreement is set forth in "CERTAIN OTHER AGREEMENTS -The Warrant Option Agreement", below, and a copy thereof is filed as Exhibit D hereto and incorporated herein by reference.

STRUCTURE OF THE MERGER

  In the Merger, each outstanding Share (other than Shares held in the treasury of the Company) not held, directly or indirectly, by the Parent or the Purchaser will be converted into the right to receive $10.25 in cash, without interest. Each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation in the Merger, which will thereupon become a subsidiary of the Parent and the Parent will own the entire common equity interest in the Company (except the Preferred Shares).

  The acquisition of the Shares is structured as a cash merger, with the Company as the surviving corporation, to ensure that the Parent will acquire all outstanding Shares from all public holders thereof without materially disrupting the Company's operations.

ACCOUNTING TREATMENT OF THE MERGER

  The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for the Company will be allocated to the identifiable assets and liabilities of the Company and its subsidiaries based on their respective fair values.

FINANCING THE ACQUISITION

  The Purchaser has estimated that the total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $78 million, of which approximately $60 million was paid to purchase Shares tendered pursuant to the Offer.

  The Parent has informed the Company that it obtained such funds, and intends to obtain the funds necessary to consummate the Merger, from an existing revolving credit facility established under the Amended and Restated Multicurrency Credit Agreement dated as of May 11, 1995 (the "Credit Agreement"), among the Parent, certain financial institutions listed therein (the "Lenders"), Loewen, as Guarantor, and the First National Bank of Chicago, as Agent ("Agent").

  The Parent has informed the Company that the Credit Agreement provides for a revolving credit facility of $400,000,000, which terminates on May 12, 2000. Loans made thereunder are unsecured and bear interest based, at the Parent's option, upon the relevant Eurocurrency Rate, the Fixed CD Rate, or the Alternate Base Rate, each as defined in the Credit Agreement, plus, in each case, an applicable margin (currently 0.500%, 0.625% and 0%, respectively, each as determined by reference to the then current rating on Loewen's long-term debt pursuant to the terms of the Credit Agreement) or a rate determined through a competitive bid as provided in the Credit Agreement, and that at September 20, 1995, there was approximately $176 million of borrowings outstanding, and approximately $224 million was available, under the Credit Agreement.

  The Lenders are the First National Bank of Chicago, ABN AMRO Bank N.V., Bank of America National Trust and Savings Association, Nationsbank of Texas, N.A., Wachovia Bank of Georgia, N.A., Bank of Montreal, Chicago, First Union National Bank of North Carolina, Cooperatieve Centrale Raiffeisen-Boerenbeenbank B.A., Royal Bank of Canada, The Bank of Nova Scotia, Dresdner Bank AG, PNC Bank, Ohio, National Association and Seattle-First National Bank.

  The Offer was not, and the Merger will not be, conditioned on obtaining financing. It is anticipated that any borrowings incurred by the Parent in connection with the Offer will be repaid from internally generated funds of the Parent and its subsidiaries, and from borrowings and other external sources.

CERTAIN EFFECTS OF THE MERGER

  If the Merger is consummated, holders of Shares will not have an opportunity to continue their common equity interest in the Company as an ongoing operation and therefore will not have the opportunity to share in its future earnings and potential growth, if any.

CERTAIN FEDERAL TAX CONSEQUENCES OF THE MERGER

  This summary sets forth material anticipated federal income tax consequences to holders of Shares of their disposition of Shares pursuant to the Merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws or interpretations may differ at the Effective Time of the Merger, and relevant facts may also differ. This summary does not address any foreign, state or local tax consequences, nor does it address estate or gift tax considerations. The effectiveness of the Merger is not conditioned upon the receipt of any ruling from the Internal Revenue Service or any opinion of counsel as to tax matters.

  This summary is for general information only. The tax treatment of each holder of Shares will depend in part upon his particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, pension funds, mutual funds, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts, holders of Shares who own actually or constructively (under certain attribution rules contained in the Code) 5% or more of the Shares, holders of Shares who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who receive payments in respect of options to acquire

Shares. All holders of Shares are strongly urged to consult with their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and effect of any state, local and foreign and other tax laws and of changes in tax laws under the Code.

  Sales of Shares by holders of Shares pursuant to the Merger will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws.

  In general, a holder of Shares will recognize gain or loss equal to the difference between the tax basis of such holder's Shares and the amount of cash received in exchange for the Shares. Such gain or loss will be capital gain or loss if the Shares are capital assets in the hands of the holder of Shares and will be long-term gain or loss if the holding period for the Shares is more than 12 months as of the Effective Time.

                              THE MERGER AGREEMENT

  Set forth below is a description of the principal terms of the Merger Agreement which are of continuing applicability. This description is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit A hereto and is incorporated herein by this reference.

  General. The Merger Agreement provides that as promptly as practicable after completion of the Offer, the Purchaser will be merged with and into the Company. The Offer was conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which, together with the Shares then owned by the Parent and the Purchaser, would represent a majority of the total number of outstanding Shares on a fully diluted basis (the "Minimum Condition").

  Board Representation. The Merger Agreement provides that, subsequent to the consummation of the Offer, so long as the Purchaser shall not have waived the Minimum Condition, the Purchaser will be entitled to at least that percentage of the number of seats on the Board (rounded up to the nearest whole seat) as reflects the percentage of the outstanding Shares then owned by the Purchaser; provided, however, that until the Effective Time (as defined below) at least one person who was a director of the Company on August 9, 1995, and who is neither an officer of the Company nor a designee, shareholder, affiliate or associate (within the meaning of the Federal securities laws) of the Purchaser (one or more of such directors, the "Independent Directors"), shall be entitled to remain a director of the Company. In order to provide the Purchaser with such representation on the Board, the Merger Agreement provides that, upon request of the Purchaser, the Company shall promptly increase the size of the Board of Directors or exercise its best efforts to secure the resignation of such number of directors as is necessary to enable the Purchaser's designees to be elected to the Board of Directors and shall cause the Purchaser's designees to be so elected. The Merger Agreement provides that, notwithstanding anything therein to the contrary, prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies thereunder, or (iii) extend the time for performance of the Purchaser's obligations thereunder.

  On September 19, 1995, the Board appointed Raymond L. Loewen, Timothy R. Hogenkamp, A.M. Bruce Watson, Lawrence Miller and William R. Shane as directors of the Company, whereupon all of the Company's other directors other than Benson
L. Skelton, Jr., tendered their resignations from the Board. See "THE MERGER - Background of the Merger", above.

  The Merger. The Merger Agreement provides that subsequent to the consummation of the Offer, the Merger will, if required under applicable law, be submitted for approval by the holders of a majority of the outstanding Shares. The Purchaser has indicated that it will vote, or cause to be voted, in favor of the Merger all

Shares beneficially owned by it. Accordingly, as the Purchaser has acquired a majority of the outstanding Shares pursuant to the Offer, the Purchaser may, without the vote of any other holder of Shares, adopt the Merger Agreement and approve the Merger.

  As promptly as practicable after the satisfaction or waiver of the conditions described below, the Purchaser will be merged with and into the Company. As a result of the Merger, the corporation surviving the Merger (the "Surviving Corporation") will become a wholly owned subsidiary of the Parent (except for the Preferred Shares). In addition, the directors of the Purchaser immediately prior to the Effective Time will become the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

  Consummation of the Merger remains subject to certain conditions, including
(i) adoption of the Merger and the Merger Agreement by the requisite vote or action of the holders of Shares, (ii) no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any domestic or foreign government or governmental, administrative or regulatory authority or agency of competent jurisdiction or by any court or tribunal of competent jurisdiction, domestic or foreign, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger, and (iii) all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been taken or made. In addition, the obligations of the Parent and the Purchaser to consummate the Merger are further subject to the satisfaction at or prior to the Effective Time of the additional condition that the Company will have satisfied and complied with in all material respects each of the covenants of the Company contained in the Merger Agreement from the time the Purchaser accepts Shares for payment pursuant to the Offer up to and including such time as designees of the Parent or the Purchaser have been elected to, and constitute a majority of, the Board of Directors of the Company.

  In the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Parent or any subsidiary of the Parent immediately prior to the Effective Time which shall be canceled) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $10.25 in cash payable to the holder thereof, without interest thereon, upon surrender of the certificate(s) representing such Shares.

  Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, the Company has agreed that, between the date of the Merger Agreement and the Effective Time, unless the Parent shall otherwise consent in writing, the businesses of the Company and its subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice; and that the Company will use its best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. The Merger Agreement also provides that neither the Company nor any of its subsidiaries shall, between the date of the Merger Agreement and the Effective Time, take certain actions without the prior written consent of the Parent.

  Additional Agreements. Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, each of the parties thereto has agreed to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and shall use its best efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Exchange Act and the HSR Act; provided, however, that in no event shall the Parent or the Purchaser be required to divest any of its assets in connection therewith.

  Amendment. Prior to the Effective Time, the Merger Agreement may be amended by action taken by the Purchaser and the Parent and by action taken by or on behalf of the Board at any time before the Effective Time; provided, however, that, after approval of the Merger by the holders of Shares, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger.

  Termination. The Merger Agreement provides that it may be terminated at any time before the Effective Time in the following circumstances:

            (a) by mutual consent of the Parent and the Company; or

            (b) by either the Parent or the Company if the Merger shall not have been consummated by December 31, 1995; provided, however, that such right to terminate the Merger Agreement will not be available to any party who is in breach of the Merger Agreement; or

            (c) by either the Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; or

            (d) by the Parent if the Board (i) withdraws, modifies or changes its recommendation of the Merger Agreement, the Offer or the Merger in a manner adverse to the Purchaser, (ii) recommends to the holders of Shares any proposal with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or (iii) resolves to do any of the foregoing; or

            (e) by the Company or the Parent if prior to the Effective Time, a corporation, partnership, person or other entity or group shall have made a bona fide offer with respect to which the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that the failure of the Board of Directors to recommend such offer to the holders of Shares would constitute a breach of the Board of Directors' fiduciary duties under applicable law, provided, that any such termination by the Company shall not be effective until payment to the Parent of termination fees as set forth in the Merger Agreement; or

            (f) by either the Parent or the Company if the other party shall have breached the Merger Agreement in any material respect and such breach continues for a period of ten days after the receipt of notice of the breach from the non-breaching party.

  Indemnification. Pursuant to the Merger Agreement, to the extent provided in the FBCA and in the Company's Amended and Restated Articles of Incorporation and By-Laws in effect on the date the Merger Agreement is entered into, the Company has agreed to indemnify and hold harmless, and the Parent and the Surviving Corporation have agreed to indemnify and hold harmless, after the Effective Time, each director and officer of the Company or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated by the Merger Agreement, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Offer, the Merger or any financing. The Merger Agreement provides that the Surviving Corporation shall, for a period of four years following the Effective Time, use its reasonable efforts either (a) to maintain the Company's existing D&O Insurance covering those persons covered thereby on the date of the Merger Agreement in full force and effect without reduction of coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium therefor in excess of 200% of the Current Premium; provided, further, that if the annual premium of the D&O Insurance exceeds 200% of the Current Premium, the Surviving Corporation will use its reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such four-year period, the Surviving Corporation will use its reasonable efforts to obtain as much coverage as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of 200% of the Current Premium; and, provided, further, that the Surviving Corporation may substitute for the D&O Insurance policies with the same coverage containing terms and conditions which are no less advantageous and, provided, that such substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (b) to cause the Parent's officers' and directors' liability insurance policy then in effect to cover those persons who are covered on the date of the Merger Agreement by the D&O Insurance. Pursuant to the Merger Agreement, the Parent shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Amended and Restated Articles of Incorporation and By-Laws of the Company for a period of not less than four years following the Effective Time. The Merger Agreement provides that neither the Company nor the Surviving Corporation shall have any obligation to indemnify any person against any cost, expense, judgment, fine, loss, claim, damage, liability or settlement amount found to have resulted solely from such person's own gross negligence or willful misconduct.

  Fees and Expenses. In the event that the Merger Agreement is terminated by the Company as set forth in clause (e) of the paragraph entitled Termination above, or by the Parent as set forth in clauses (d), (e) or (f) of the paragraph entitled Termination above, the Company has agreed to pay to the Parent, within one business day after receipt of a request therefor, an amount equal to the sum of (a) $2,250,000 and (b) the lesser of (i) $2,000,000 and (ii) all actual out-of-pocket costs and expenses of the Parent and the Purchaser incurred in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, legal, professional and service fees and expenses. Except as set forth in the immediately preceding sentence, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses.

  Warrants and Stock Options. Pursuant to the Merger Agreement, prior to the Effective Time, the Company has agreed to (i) offer to each holder of an outstanding warrant granted before the date of the Merger Agreement (other than options outstanding under the Company's stock option plans) an amount in cash in cancellation of such warrant equal to the excess, if any, of the Per Share Amount over the per Share exercise price of such warrant, multiplied by the number of Shares subject to such warrant, less applicable Federal, state and local tax withholdings and (ii) use its best efforts to secure the agreement, if required, of each such holder to accept such cash payment in cancellation of such warrants.

  In addition, the Merger Agreement provides that, prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, a Committee thereof) will adopt such resolutions and approve such amendments, if any, as are necessary to provide for the cancellation of all stock options (the "Options") to purchase Shares granted pursuant to the 1989 Stock Option Plan, effective as of immediately prior to the Effective Time. Pursuant to the 1989 Stock Option Plan and in accordance with such resolutions and amendments, immediately prior to the Effective Time, each Option which is not then exercisable or vested will become fully exercisable and vested, and each such Option and all other Options will be cancelled, effective as of immediately prior to the Effective Time, in exchange for a payment by the Company or the Surviving Corporation of an amount, payable within ten business days after the Effective Time, equal to the product of (a) the total number of Shares subject to such Option and (b) the excess, if any, of the price per Share to be paid in the Merger over the exercise price per Share subject to such Option, subject to any required withholding of taxes. Pursuant to the Merger Agreement, the Company will terminate the 1989 Stock Option Plan, effective as of immediately prior to the Effective Time.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and power, corporate authorization, consents and approvals, non-contravention, capitalization, subsidiaries, Commission filings, financial statements, absence of certain changes or events, litigation, taxes, employee benefits, compliance with laws, brokers' fees, environmental matters and other matters.

  The Parent and the Purchaser have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, governmental authorization, non-contravention, financing and other matters.

                            CERTAIN OTHER AGREEMENTS

THE COMPANY OPTION AGREEMENT

  In connection with the Merger Agreement, the Company and the Parent entered into a Stock Option Agreement, dated as of August 9, 1995 (the "Company Option Agreement"). The following summary of the Company Option Agreement is qualified in its entirety by reference to the text of such agreement, a copy of which is filed as Exhibit C hereto and incorporated herein by reference.

  The Company Option. Pursuant to the Company Option Agreement, the Company granted to the Parent an irrevocable option (the "Company Option") to purchase, upon the terms and subject to the conditions provided for therein, up to 1,253,823 Shares (the "Option Shares") at a purchase price of $10.25 per Share (the "Option Purchase Price"). Any profits in excess of $1.00 per Share realized by the Parent upon disposition of Option Shares will be refunded to the Company, as more fully described below.

  The Company Option shall, subject to certain exceptions described in the Company Option Agreement, terminate upon the earliest to occur of (a) the date which is 12 months after any Triggering Event (as described below) shall have occurred, (b) the Effective Time, and (c) termination of the Merger Agreement as set forth in clauses (a), (b) or (c) of the paragraph entitled Termination above, unless prior to that time a Triggering Event shall have occurred. If the Company Option cannot be exercised by reason of any applicable judgment, decree or order, the expiration date of the Company Option shall be extended until five business days after such impediment to exercise shall have been removed.

  Exercise of the Company Option. The Parent may exercise the Company Option subject to certain conditions as set forth in the Company Option Agreement, in whole or in part, at any time and from time to time following the occurrence of any of the following events (each a "Triggering Event"):

            (a) the Company or any of its subsidiaries shall have entered into any agreement with any person (other than the Parent or any of its affiliates), or shall have authorized, recommended, proposed or publicly announced its or their intention to authorize, recommend, or propose to enter into any agreement with any such person, with respect to (i) a merger, consolidation or any similar transaction with such person or involving the Company or any subsidiary, (ii) the sale, lease or other disposition of 15% or more of the consolidated assets of the Company and its consolidated subsidiaries, or (iii) the issuance, sale or other disposition of securities (or an option or right to acquire such securities) representing 10% or more of the voting power of the Company or any of its subsidiaries; or

            (b) (i) the making by any person (other than the Parent or any of its affiliates), by public announcement or communication to the Company or otherwise, of a proposal to acquire the Company or any of its subsidiaries by merger, consolidation, purchase of all or a substantial portion of the Company's assets or other similar transaction, or (ii) any person (other than the Parent or its affiliates), shall have commenced, or shall have filed a registration statement under the Securities Act, with respect to a tender or exchange offer for 10% or more of the outstanding Shares; or

            (c) the acquisition, by any person or group, other than the Parent or any of its affiliates, of beneficial ownership of, or the right to acquire beneficial ownership of, securities representing 10% or more of the voting power of the Company or any of its subsidiaries; or

            (d) the shareholders of the Company shall have failed to approve the Merger at the meeting called for that purpose or at any adjournment or postponement thereof, such meeting shall not have been held or shall have been cancelled prior to the termination of the Merger Agreement or the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Parent its favorable recommendation of the Merger.

  To the knowledge of the Company, no Triggering Event has occurred as of the date of this Information Statement.

  The Company Option Agreement provides that, in the event that the Parent acquires any Option Shares and disposes of such Shares (other than to an affiliate of the Parent) through a sale, exchange, transfer, merger or otherwise, for an amount per Share which exceeds the Option Purchase Price by more than $1.00 (the "Option Cap"), the Parent will promptly return to the Company the amount of such excess. Pursuant to the Company Option Agreement, to the extent that the aggregate amount of such excess in respect of all such transfers exceeds $1,253,823 (the "Aggregate Option Cap"), the Parent shall return such excess and any remaining Option Shares to the Company and the Option shall be cancelled. The Parent will not sell or otherwise dispose of Option Shares except in compliance with the Securities Act and any applicable state securities law.

  Adjustments Upon Changes in Capitalization or Merger. The Company Option Agreement provides that, in the event of any change in the Shares by reason of a stock dividend, split-up, recapitalization, combination, exchange of Shares or similar transaction, the type and number of Shares or securities subject to the Company Option, the Option Cap (but not the Aggregate Option Cap) and the Option Purchase Price therefor, shall be adjusted so that the Parent shall receive upon exercise of the Company Option the number and class of Shares or other securities or property that the Parent would have received in respect of the Shares if the Company Option had been exercised immediately prior to such event, or the record date therefor, as applicable. Pursuant to the Company Option Agreement, if any additional Shares are issued after the date of the Company Option Agreement (other than pursuant to an event described immediately above), the number of Shares subject to the Company Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of Shares then issued and outstanding, without giving effect to any Shares subject to or issued pursuant to the Company Option; provided, that the Company shall not enter into any transaction described above if, immediately following such transaction, it does not have available and capable of being reserved for purposes of the Company Option Agreement authorized but unissued and unreserved Shares in the quantity required by the Company Option Agreement to be subject to the Company Option.

  The Company Option Agreement provides that, in the event that the Company shall enter into an agreement (i) to consolidate with or merge into any person, other than the Parent or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than the Parent or one of its subsidiaries, to merge into the Company and the Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding Shares shall be changed into or exchanged for stock or other securities of the Company or any other person or cash or any property or the then outstanding Shares shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Parent or one of its subsidiaries, then, and in each such case, the Company Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in the Company Option Agreement, be converted into, or exchanged for, an option, at the election of the Parent, of either (a) the Acquiring Corporation (as defined below), (b) any person that controls the Acquiring Corporation, or
(c) in the case of merger described in clause (ii), the Company.

  "Acquiring Corporation" means (i) the continuing or surviving corporation of a consolidation or merger with the Company (if other than the Company), (ii) the Company in a merger in which the Company is the continuing or surviving corporation and (iii) the transferee of all or substantially all of the Company's assets.

  Put Right of the Parent. The Company Option Agreement provides that, at any time or from time to time during the period commencing with the occurrence of a Triggering Event and ending 12 months thereafter subject to certain exceptions whether or not any portion of the Company Option has been exercised, in the event the Merger Agreement has been terminated and, within twelve months of the date of the Company Option Agreement, (x) any person shall have acquired a majority of the Shares outstanding, (y) the Company shall have consummated a merger, consolidation or similar transaction with any person or (z) the Company shall have sold, leased or otherwise disposed of all or substantially all of the consolidated assets of the Company and its subsidiaries to any person, the Parent may surrender to the Company all or a part of the Company Option as well as all or a part of the Option Shares purchased pursuant to exercise of the Company Option, in which event the Company or any successor entity shall pay to the Parent, on the day of each such surrender, against tender by the Parent of an instrument evidencing such surrender, an amount in cash equal to the sum of:

            (a) the aggregate Option Purchase Price (determined without giving effect to any adjustment described above) for all Option Shares acquired pursuant to exercise of the Company Option which the Parent has elected to cause the Company to repurchase;

            (b) the product of (i) the difference (but in no event more than the Option Cap) between the Market Price (as defined below) for Shares and the Option Purchase Price (as each may be adjusted), multiplied by
          (ii) the number of Option Shares purchasable on exercise of that portion of the Company Option which has not previously been exercised by the Parent and which portion the Parent has elected to cause the Company to repurchase, but only if the Market Price is greater than the Option Purchase Price;

            (c) the product of (i) the difference (but in no event more than the Option Cap) between the Market Price and the Option Purchase Price (as may be adjusted) for the Option Shares acquired by the Parent pursuant to the exercise of the Company Option (or in the case of Option Shares with respect to which the Company Option has been exercised but the closing date has not occurred, to be acquired) and which the Parent has elected to cause the Company to repurchase, multiplied by (ii) the number of Shares so repurchased, but only if the Market Price is greater than the Option Purchase Price; and

            (d) the aggregate amount of out-of-pocket expenses incurred by the Parent in connection with such transactions.

"Market Price" means the higher of (x) the highest price per Share paid for any Shares on the principal trading market on which such Shares are traded during the period from the date of the Company Option Agreement to the date the Parent elects to surrender such Shares to the Company and (y) the highest price paid or offered to be paid or the consideration per Share to be received by holders of Shares by any person which has caused a Triggering Event upon the occurrence of a Triggering Event (in each case, as adjusted for any stock split, stock dividend or similar event).

  Right of First Refusal. Pursuant to the Company Option Agreement, if at any time or from time to time during the period commencing with the occurrence of a Triggering Event and ending on the first to occur of 24 months following the first purchase of Option Shares and the termination of the Company Option, whether or not any portion of the Company Option has been exercised, the Parent shall desire to sell, transfer, assign or otherwise dispose of all or a part of the Option Shares or other securities purchased pursuant to exercise of the Company Option to a person (the "Proposed Transferee") other than an affiliate of the Parent or the Company, the Parent shall, subject to certain exceptions, give the Company written notice of the proposed transaction (an "Offeror's Notice"), identifying the Proposed Transferee and setting forth the terms of the proposed transaction. The Company Option Agreement provides that the Company may purchase for cash within 10 days of the receipt of such Offeror's Notice such Option Shares or the Company Option on the same terms and conditions and at the same per Share or per option sale price (not to exceed the sum of the then applicable per Share Option Purchase Price and the Option Cap) at which the Parent is proposing to transfer the Option Shares to the Proposed Transferee.

  The Company Option Agreement provides that, if the Company fails or refuses to purchase all of the Option Shares covered by the Offeror's Notice, the Parent may sell such Option Shares for not less than the price specified in the Offeror's Notice.

  Registration Rights. Pursuant to the Company Option Agreement, the Company has (i) agreed, subject to certain terms and conditions, that upon request by the Parent, the Company will use its best efforts to register the Option Shares for sale under the Securities Act and (ii) granted the Parent certain "piggy-back" registration rights in respect of the Option Shares.

THE WARRANT OPTION AGREEMENT

  In connection with the Merger Agreement, the Parent and MH Associates entered into the Warrant Option Agreement. The following is a summary of the Warrant Option Agreement, a copy of which is filed as Exhibit D hereto and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Warrant Option Agreement.

  The Warrant Option. Pursuant to the Warrant Option Agreement, MH Associates granted to the Parent the option (the "Warrant Option") to purchase MH Associates' option (the "MH Option") to purchase 486,352 Shares (the "MH Option Shares") at a purchase price of $2.25 per MH Option Share at any time or from time to time prior to April 22, 1996, granted pursuant to the Stock Option Agreement dated April 22, 1986 between the Company and KD Equities, as amended by the Option Amendment Agreement dated October 26, 1990 between the Company and MH Associates (as successor to KD Equities).

  Exercise of the Warrant Option and Purchase of the MH Option. On September 19, 1995, by the acceptance of Shares for purchase by the Purchaser pursuant to the Offer, the Parent was deemed under the Warrant Option Agreement to have exercised the Warrant Option. On September 21, 1995, pursuant to the terms of the Warrant Option Agreement, the Parent paid to MH Associates cash in the amount of $3,890,816 in consideration of the assignment of the MH Option by MH Associates to the Parent on such date. Such amount determined was in accordance with the terms of the Warrant Option Agreement as described below.

  Warrant Option Purchase Price. The Warrant Option Agreement provides that the price at which the Parent may purchase the MH Option upon exercise of the Warrant Option (the "Warrant Option Purchase Price") shall be an amount in cash equal to (i) 486,352 times the greater of the per Share price offered or to be offered for Shares by the Parent or the Purchaser in the Offer (as such amount may be increased in the Offer) and the highest price per Share paid at any time by the Parent or the Purchaser (or any of its affiliates) in certain transactions other than the Offer, in each case as of the date of exercise, minus (ii) the aggregate exercise price of the MH Option paid by the Parent; provided, however, that if, within one year following the exercise of the Warrant Option, the per Share prices described in clause (i) are increased, the Parent shall thereafter pay to MH Associates an amount equal to the difference between the amount previously paid to MH Associates and the Warrant Option Purchase Price as recomputed based upon such increased price or prices.

  Sale of MH Option by the Parent. Pursuant to the Warrant Option Agreement, if, prior to the first anniversary of the date of the exercise of the Warrant Option, the Parent or any of its affiliates sells or otherwise transfers or assigns either the MH Option or any Shares acquired upon exercise thereof, it will promptly pay over to MH Associates 50% of the Profits (as defined below) realized therefrom. "Profits" shall mean, (a) in the case of Shares (i) the excess of (A) the price per Share received by the Parent over (B) the sum of the Warrant Option Purchase Price and the aggregate exercise price of the MH Option paid by the Parent, divided by 486,352, multiplied by (ii) the number of Shares in question, and (b) in the case of the MH Option, the excess of (A) the consideration received by the Parent over (B) the Option Purchase Price (or the appropriate pro rata portion thereof, in the case of partial sales). In the event that noncash consideration is included in consideration received by the Parent, the Profits shall be payable in such noncash consideration in the same percentage as such noncash consideration bears to the total consideration received by the Parent.

  Covenants of MH Associates. Pursuant to the Warrant Option Agreement, MH Associates agreed that, until the Warrant Option expired, it would not exercise the MH Option in whole or in part or sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the MH Option to any person other than pursuant to the Warrant Option Agreement.

  Exercise of MH Option. The Parent has not exercised, and does not intend to exercise, the MH Option to acquire the MH Option Shares.

THE EXCLUSIVITY AGREEMENT

  Pursuant to a letter agreement, dated July 24, 1995 (the "Exclusivity Agreement"), between the Company and Loewen, the Company agreed to work exclusively with Loewen, from the date of such letter through the close of business, eastern daylight time, on Tuesday, August 15, 1995 (the "Exclusivity Period") with respect to a business combination transaction between the parties, subject to the terms and conditions set forth therein. During the Exclusivity Period, the Company and its subsidiaries agreed not to, directly or indirectly, through any officer, director, agent, financial advisor or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a portion of the assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business), or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries, or participate in any negotiations regarding, or furnish to any other person any information (except for information which has been previously publicly disseminated by the Company in the ordinary course of business), subject to the fiduciary obligations of the Company's Board of Directors as advised by counsel in respect of proposals received other than as a result of a failure to comply with this paragraph. The Company agreed to promptly notify Loewen if any such proposal or offer was made.

  In the event the Merger Agreement had not been executed and delivered by both parties on or before the close of business, eastern daylight time, on Tuesday, August 15, 1995, unless extended with the consent of both parties, then any exclusivity obligations of the Company would have ceased and would have no longer had any force or effect as of such date. In addition, the Company and Loewen agreed that, for two years following the date of such letter, neither Loewen nor any person controlled by Loewen nor any officers or directors of Loewen having access to confidential information would purchase any securities of the Company, except (i) pursuant to a transaction approved by the Company's Board of Directors, or (ii) if a third party or group acquired, in a transaction required to be reported on Form 13D, or made a tender offer to acquire, 10% or more of the Shares not approved in advance by the Board of Directors of the Company.

THE CONFIDENTIALITY AGREEMENT

  On March 9, 1995, the Company entered into a Confidentiality Agreement with the Parent (the "Confidentiality Agreement"), pursuant to which the Parent agreed to retain the confidentiality of all confidential information obtained from the Company relating to the Company (except if such information is a matter of public record or if it is lawfully obtained from third parties) including, but not limited to, confidential information obtained through conversations with Company personnel or agents of the Company or the review of documents, files, operations or statements of the Company provided by the Company, and, except as provided in the Confidentiality Agreement, the Parent further agreed to not disclose or disseminate to or discuss with any other person or entity such confidential information. The Confidentiality Agreement provides that, for two years following the date of the Confidentiality Agreement, neither the Parent nor any person controlled by the Parent nor any of the Parent's officers or directors having access to such confidential information would purchase any securities of the Company, except: (i) pursuant to a transaction approved by the Company's Board of Directors or (ii) if a third party or group acquires or makes a tender offer to acquire 10% or more of the Company's common stock not approved in advance by the Board of Directors of the Company. Pursuant to the Exclusivity Agreement, Loewen agreed to become a party to, and to cause each of its subsidiaries to become a party to, the Confidentiality Agreement, and agreed to be fully bound by the terms and provisions thereof. The Company also agreed, as set forth in the Exclusivity Agreement, that to the extent that the Company was furnished with confidential information with respect to Loewen, the Company would afford such confidential information the same treatment as was afforded confidential information of the Company by Loewen pursuant to the Confidentiality Agreement. The Company and Loewen entered into a letter agreement, dated July 25, 1995, pursuant to which the Company and Loewen agreed that without the prior written consent of the other party, neither the Company nor Loewen would, and each would direct its officers, directors, agents, financial advisors and any other representatives not to, disclose to any person (other than its own representatives) either the fact that the Company was considering a business combination transaction with Loewen or that any investigations, discussions or negotiations were taking place concerning a possible transaction between the Company and Loewen, or that Loewen had requested or received confidential information relating to the Company, or any of the terms, conditions, or other facts with respect to any such possible transaction, including the status thereof, other than as required under applicable law or at any time seven months after the date thereof if deemed appropriate by either party.

                         REGULATORY AND OTHER APPROVALS

  Except for the filing of the Articles of Merger with the Secretary of State of the State of Florida and the expiration of the waiting period for the approval of the transfer of certain licenses to operate the Company's cemeteries located in the State of Florida (as discussed below), there are no federal or state regulatory requirements which remain to be complied with in order for the Merger to be consummated in accordance with the terms of the Merger Agreement.

  Florida Cemetery License Transfer. Section 497.205 of the Florida Statutes provides that a license issued by the State of Florida to operate a cemetery is not transferable or assignable, and that a licensee may not operate or develop any cemetery authorized at any location other than that contained in the application for license. The Parent has been advised by its legal counsel that transfer of voting control of a licensee, including a transfer of voting control of an entity which controls, directly or indirectly, a licensee, may constitute a transfer of a license under the Florida Statutes. Because the Parent was advised that the change in control of the Company resulting from the consummation of the Offer may constitute a transfer of such licenses held by the Company's wholly owned subsidiary, Funeral Services Acquisition Group, Inc., the licensee of all cemeteries operated by the Company, the Purchaser and the Company applied to the Florida Department of Banking and Finance, Board of Funeral and Cemetery Services (the "Board") for the transfer of such licenses. On September 18, 1995, the Board approved the transfer of such licenses that could result from the acquisition by Loewen, the Parent and the Purchaser of voting control of the Company by the consummation of the Offer. Pursuant to
Section 497.205 of the Florida Statutes and the regulations promulgated thereunder, the transfer of such licenses may not be effected until the expiration of a 21-day period commencing on the date of publication of a notice describing such transfer. The Company has been advised by its legal counsel that such waiting period will expire on or about October 19, 1995. During such waiting period, the Board will accept comments from the public in regard to the transfer of such licenses. Under certain circumstances, prior to the expiration of the waiting period, the Board may revoke its approval of the transfer of such licenses, in which event the Company could be required to divest of all or certain of its cemeteries located in the State of Florida, and the Merger could be delayed. The Company does not anticipate that the Board will take any action to revoke its approval of the transfer of such licenses.

                            SELECTED FINANCIAL DATA

  "SELECTED FINANCIAL DATA" on page 4 of the Company's 1995 Annual Report to Shareholders is hereby incorporated herein by reference.

                             FINANCIAL PROJECTIONS

  In the course of the discussions between the Parent and the Company that led to the execution of the Merger Agreement, the Company and Commonwealth provided the Parent with certain information which was not publicly available at such time. Such information included certain of the Company's operating budgets for the fiscal year ending April 30, 1996, and projections of the Company's operating performance for fiscal years 1997, 1998,

1999 and 2000. The Company does not as a matter of course make public either its annual budgets or financial projections, and such budgeted and projected information set forth below are included in this Information Statement only because the information was provided to the Parent.

                        MHI GROUP, INC. AND SUBSIDIARIES
      SELECTED BUDGETED AND PROJECTED SUMMARY CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per Share data)


                                       Fiscal Year Ended April 30,
                        --------------------------------------------------------
                               Budgeted                   Projected
                        --------------------------------------------------------
                          1996A/1/  1996B/2/     1997     1998     1999     2000
                        --------------------------------------------------------

Revenue.................   $27,302   $27,522  $31,724  $37,434  $44,173  $52,124
Income before interest       5,751     6,988    8,276    9,883   11,735   13,915
  and income taxes......
Net Income..............     2,903     3,818    4,834    5,815    6,858    8,117
Net income per Share....   $  0.39   $  0.52  $  0.66  $  0.79  $  0.93  $  1.10

______________________________

/1/ The 1996A budgeted consolidated financial data (the "1996A Budget") represents the Company's base case budget for its fiscal year ended April 30, 1996.

/2/ The 1996B budgeted consolidated financial data (the "1996B Budget") represents the Company's 1996A Budget, adjusted to reflect the anticipated effects of a new plan of operations proposed by the Company's senior management.

     The 1996A Budget, the 1996B Budget and the Company's projections referred to in the table above (the "Projections") were developed by the Company's management (and, in the case of the 1996B Budget and the Projections, with the assistance of Commonwealth) and were predicated on management's assumptions with respect to certain macroeconomic conditions and developments in the deathcare industry for such fiscal years, without giving effect to the Offer, the Merger or to any action to be taken by the Parent or the Company, as the Surviving Corporation, after the Effective Time. The 1996A Budget was prepared by the Company's management in the ordinary course of the Company's annual budgeting process and makes certain assumptions with respect to revenue growth, sales, general and administrative expenses, net interest expense and certain other future conditions. For purposes of calculating net income per Share with respect to each period shown in the table above, the Company assumed that there were 7,352,814 Shares outstanding.

     In preparing the 1996A Budget and the 1996B Budget, the primary assumptions were as follows: (i) revenue growth was budgeted to be approximately 16% in fiscal year 1996; (ii) operating margins were budgeted to increase approximately 1% over estimated fiscal year 1995, based on improvements in operating efficiency and selected price increases; and (iii) the effective tax rate was budgeted to be 34%.

     The following were the additional primary assumptions used by the Company in preparing the 1996B Budget: (i) trust income was budgeted to increase by $220,000 as a result of improved trust asset allocation; (ii) operational costs were budgeted to decline by approximately $1 million as a result of reductions in sales, general and administrative expenses; and (iii) interest expense was budgeted to decrease by $150,000 as a result of partial prepayment of the outstanding balance of the Company's term loan.

     In preparing the Projections the primary assumptions were as follows: (i) revenue growth was projected to be 15% in fiscal year 1997 and 18% in fiscal years 1998 through 2000, assuming moderate growth through acquisitions beginning in the latter half of fiscal year 1997; (ii) operating margins were projected to remain constant at the level assumed in the 1996B Budget before adjustments to depreciation and amortization, which adjustments reflect the moderate post fiscal year 1997 projected increase in acquisition activity; (iii) interest expense was projected to decrease in fiscal year 1997 based on the Company's partial prepayment of the outstanding balance of its term loan during fiscal year 1996 and, thereafter, interest expense was projected to approach historical levels due to increased acquisition activity; and (iv) the effective tax rate was projected to be 36% for fiscal years 1997 through 2000.

     The foregoing information was not prepared with a view toward complying with published guidelines of the Commission regarding projections or forecasts or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements. While presented with numerical specificity, the 1996A Budget, the 1996B Budget and the Projections necessarily reflect numerous assumptions (not all of which were stated therein and not all of which were provided to the Parent), including assumptions with respect to industry performance, general business and economic conditions and the availability and cost of capital, many of which are inherently uncertain and/or beyond the Company's control. Accordingly, the 1996A Budget, the 1996B Budget and the Projections are not necessarily indicative of future performance of the Company, which may be significantly more favorable or less favorable than as set forth above. Although the information contained in the 1996A Budget and the 1996B Budget was one of many factors considered, according to the Parent, such information was not material to the decision of the Parent and the Purchaser to proceed with the Offer. The Company was informed by the Parent that the Projections were not given significant consideration by the Parent or the Purchaser and were not material to the decision by the Parent and the Purchaser to proceed with the Offer. The inclusion of this information should not be regarded as an indication that the Company, the Parent, the Purchaser, Loewen, the financial advisors to the Company, Loewen and the Parent or anyone who received the information considered it a reliable predictor of future events, and this information should not be relied on as such. Because the 1996A Budget, the 1996B Budget and the Projections are inherently subject to uncertainty, none of the Company, the Parent, the Purchaser, Loewen, the financial advisors to the Company, Loewen and Parent or anyone to whom the information was provided assumes any responsibility for the validity, reasonableness, accuracy or reliability of such information, and the Company has made no representations to the Parent, the Purchaser or Loewen regarding any such information.

                         ABSENCE OF DISSENTERS' RIGHTS

     Holders of Shares do not have dissenters' rights under the FBCA as a result of the consummation of the Offer. In addition, holders of Shares will not have dissenters' rights under the FBCA as a result of the Merger, since, on the Record Date, there were more than 2,000 holders of Shares of record.

                               CERTAIN LITIGATION

     On September 7, 1995, Laidlaw and its affiliate, Laidlaw Equities, Inc. (together with Laidlaw, the "Laidlaw Parties"), commenced an action (the "Laidlaw Action") against the Company, Commonwealth and a managing director of Commonwealth in the Supreme Court of the State of New York, in the County of New York, seeking the payment by the Company of a fee for financial advisory services allegedly due to Laidlaw upon the consummation of the Offer pursuant to a letter agreement between the Company and Laidlaw dated November 8, 1994, as amended on March 8, 1995 (as so amended, the "Laidlaw Agreement"). Because the Company believes it has valid defenses to the Laidlaw Action, and has the benefit of certain representations and indemnities in its favor made by Commonwealth in respect of the Laidlaw Agreement, the Company does not believe that the Laidlaw Action is material to the financial condition of the Company.

                 MARKET PRICES OF AND DIVIDENDS ON COMMON STOCK

     The Shares were listed on the NYSE until September 19, 1995 and on the PSE until September 20, 1995. The following table sets forth the reported high and low sales prices per Share on the NYSE for each quarter of fiscal years 1994, 1995 and 1996 as reported on the composite tape for issues on the NYSE, as restated for the Company's one-for-four reverse stock split effected in November 1993:


                        Fiscal Year Ended            Fiscal Year Ended    Fiscal Year Ended
                        April 30, 1994               April 30, 1995       April 30, 1996
===============================================================================================
                             High         Low       High    Low           High      Low
------------------------------------------------------------------------------------------------
     First Quarter            8           6 1/2     10 3/8  7 1/2          8 1/2    6 3/4
 ------------------------------------------------------------------------------------------------
     Second Quarter          11 1/2       7          9 3/4  7 1/8         10 1/4    7*
------------------------------------------------------------------------------------------------
     Third Quarter           11 1/2       7 5/8      7 7/8  6 3/8
------------------------------------------------------------------------------------------------
     Fourth Quarter           8 5/8       7 1/8      8      6 5/8
=================================================================================================

     * Through September 18, 1995, the last trading day prior to the delisting of the Shares from the NYSE.

     On August 8, 1995, the last trading day before the announcement that the Company had entered into the Merger Agreement, the high and low sales prices per Share were $9 and $8, respectively.

     The Company has not declared or paid dividends on its Common Stock for the periods presented above, and the Company anticipates that no dividends will be paid to shareholders prior to the Merger.

                         SECURITY OWNERSHIP OF CERTAIN
                               BENEFICIAL OWNERS

     According to information available to the Company as of the Record Date and as reported in Amendment No. 3 to the Schedule 14D-1 and Schedule 13D filed on September 19, 1995 by the Parent, the Purchaser and Loewen, as of the Record Date Loewen beneficially owned 7,635,095 Shares (including the MH Option Shares and the Option Shares -- see "CERTAIN OTHER AGREEMENTS - The Company Option Agreement" and "CERTAIN OTHER AGREEMENTS - The Warrant Option Agreement", above), or 95.3% of the Shares that would have been outstanding as of the Record Date if the MH Option Shares and the Option Shares were newly issued by the Company upon the exercise of the MH Option and the Company Option by the Parent prior to the Record Date.

     In addition, according to information available to the Company as of the Record Date, all current executive officers and directors of the Company as a group may be deemed to beneficially own, collectively, approximately 3.1% of the Shares outstanding as of the Record Date.

                             AVAILABLE INFORMATION

     The Company, prior to the deregistration of the Shares under the Exchange Act, is subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Tender Offer Statement on Schedule 14D-1 and amendments thereto filed by the Purchaser and the Parent in connection with the Offer, the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company in connection with the Offer and the respective exhibits thereto, as well as such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and the PSE, 301 Pine Street, San Francisco, California 94104.

     The Shares are currently registered under the Exchange Act. Following the Merger, the Company will become the wholly owned subsidiary of the Parent (except for the Preferred Shares), and there will be no public trading of the Shares. Accordingly, registration of the Shares will be terminated upon application of the Company to the Commission when the Merger is consummated and the Company will no longer be subject to the reporting requirements of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference herein:

          (i) The Company's latest Annual Report on Form 10-K for the fiscal year of the Company ended April 30, 1995;

          (ii) The Company's latest Quarterly Report on Form 10-Q for the fiscal quarter of the Company ended July 31, 1995; and

          (iii) The Company's Current Report on Form 8-K filed with the Commission on September 29, 1995.

     Copies of each of the Annual Report, the Quarterly Report and the Current Report are being delivered to the holders of Shares together with this Information Statement. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Effective Date are hereby incorporated by reference herein and shall be deemed a part hereof from the date of the filing of such documents.

     The information relating to the Company contained herein does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

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